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                                                                     EXHIBIT 99

November 16, 2004


Dear Shareholder:

         The Board of Directors of Commercial National Financial Corporation
(CNFC), the bank holding company for Commercial Bank, has approved, subject to shareholder and regulatory approval, a "going private" merger transaction. The effect of this merger transaction will be that owners of fewer than 4,000 shares of CNFC's common stock will receive $12.50 in cash for each share of CNFC's common stock that they hold prior to completion of the merger. Shareholders owning 4,000 or more shares will continue to hold their shares after the merger.

         This transaction will NOT result in a "sale" of CNFC or Commercial Bank. It is the intent of the Board of Directors and management that Commercial Bank remain as a strong independent community bank serving our local area.

         This action is being taken to allow CNFC to reduce the number of CNFC shareholders of record to less than 300, the level at which CNFC is required to continue to file reports with the Securities and Exchange Commission (SEC). Assuming that the merger transaction is consummated, CNFC intends to terminate the registration of its stock with the SEC. The Board of Directors believes that the increasing costs and complexities of being a "public" company are not justified by the benefits, given CNFC's limited trading activity.

         We appreciate that not all shareholders owning fewer than 4,000 shares of CNFC want to receive cash in exchange for their shares at this time. However, the Board of Directors of CNFC has decided that the reduction in costs and significant additional administrative burdens to CNFC from required filings with the SEC mandate that CNFC takes this action.

         This is not a decision that the Board has entered into lightly. Much soul searching has been done and alternative methods have been considered. We have sought the advice of legal, accounting and financial professionals and, in their opinion, the projected additional annual expenses involved in complying with the new regulations required of public companies could be as much as $250,000 during 2005. Ongoing costs after 2005 may result in as much as $150,000 in additional expense. These possible expenditures, merely to comply with regulations which have come about from abuses by the officers, employees and directors of a few large corporations, did not, in the Board's opinion, seem to be a wise use of CNFC's earnings. Therefore, we have made the difficult decision to move forward with the going private transaction.







         In conjunction with this transaction, the Board of Directors have voted to discontinue the dividend reinvestment plan effective with the dividend payable January 3, 2005. You will receive cash in lieu of receiving additional shares. Discontinuing the dividend reinvestment plan will assist management in
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maintaining the number of shareholders below 300. The board has also voted to terminate the CNFC stock repurchase program that was established in 1998.

         Please note that this letter is only a description of the proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

         The proposed transaction will be structured as a merger of a wholly owned subsidiary of CNFC with and into CNFC. The transaction is subject to shareholder and regulatory approvals. Details of the transaction may be found in CNFC's Preliminary Proxy Statement that will be filed with the SEC. CNFC plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related manners. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by CNFC at the SEC's website (www.sec.gov) or from CNFC by directing requests to the attention of Jeffrey S. Barker, President and CEO, or Patrick G. Duffy, Executive Vice President and Chief Financial Officer, Commercial Bank, 101 North Pine River, P.O. Box 280, Ithaca, Michigan 48847, telephone number 989-875-4144.

         The board of Directors appreciates your past loyalty and commitment to CNFC, both as customers and shareholders. We look forward to continuing to serve you as customers of the Bank. Should you have any questions on this matter, please feel free to contact me or Patrick G. Duffy.

Sincerely,


Jeffrey S. Barker
President and CEO